Exhibit 10.28

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (Amendment) which is made as of November 7, 2018, between GNP Group of Pineville, LLC a North Carolina limited liability company (Seller) with an address of 6428-2 B Bannington Drive, Charlotte, North Carolina 28226 and Lodging Fund Real Estate Investment Trust III, a Delaware limited partnership with an address of 1635 43rd Street South, Suite 205, Fargo, North Dakota 58103 (Buyer), is made with reference to the following:

RECITALS

A.            Buyer and Seller have entered into an Asset Purchase Agreement effective as October 8, 2018 for the sale of a hotel asset commonly known as the Hampton Inn & suites Charlotte/Pineville located at 401 Towne Centre Boulevard, Pineville, North Carolina 28134 (the “Business”).

B.            The Buyer has is undergoing its due diligence review, but requires additional time to further investigate the Business.

C.            Except as specifically modified by this Amendment, all other the provisions of the Asset Purchase Agreement remain in full force and effect. Unless otherwise defined in this Amendment, capitalized terms have the meanings set forth in the Asset Purchase Agreement.

AGREEMENT

1.              Incorporation of Recitals. The Recitals above constitute material and operative provisions in this Amendment, they are incorporated by reference.

2.              Due Diligence. Seller and Buyer agree that the Review Period is extended through 5:00 pm EDT on November 26, 2018.

3.              Loan Assumption. As of the date of this Amendment, the representative/agent of the lender of the Loan has requested information from the Buyer. Buyer will provide all information requested by the lender’s representative/agent by 5:00p.m. EDT on November 16, 2018.

4.              Miscellaneous.

4.1           Amendment. This Amendment and the Asset Purchase Agreement will not be amended, altered, or terminated except by a writing executed by each Party.

4.2           Choice of Law. This Amendment and the Asset Purchase Agreement shall be governed in all respects by the laws of the State of North Carolina.

4.3           Headings. The paragraph headings used in this Amendment are included solely for convenience.

4.4           Entire Agreement. This Amendment sets forth the entire understanding of the Parties as it relates to the subject matter contained herein.

4.5           Counterpart Execution; Facsimile Execution.

4.5.1                     Counterpart Execution. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all counterparts, when taken together, will constitute one and the same agreement.

4.5.2                     Facsimile Execution. The Parties agree that signatures on this First Amendment may be delivered by facsimile in lieu of an original signature, and the Parties agree to treat facsimile signatures as original signatures and agree to be bound by this provision.

Signatures on the next page

The Parties have executed this Amendment on the following dates to be effective as of the Effective Date:

SELLER

GNP Group of Pineville, LLC
a North Carolina limited liability company

Dated:	/s/ Nishith Patel
By: Nishith Patel
Its: Manager

BUYER

Lodging Fund Real Estate Investment Trust III, LP
a Delaware limited partnership

Dated:	/s/ David Durrell
By: David Durell
Its: Chief Acquisition Officer